Sun National Bank
401(k) Plan

Financial Statements as of December 31, 2010 and 2009
and for the Year Ended December 31, 2010,
Supplemental Schedule as of December 31, 2010, and
Report of Independent Registered Public
Accounting Firm

SUN NATIONAL BANK
401(k) PLAN

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

The Plan Administrator and Participants
Sun National Bank 401(k) Plan

We have audited the accompanying statements of net assets available for benefits of Sun National Bank 401(k) Plan (the “Plan”) as of December 31, 2010 and 2009, and the related statement of changes in net assets available for benefits for the year ended December 31, 2010. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Sun National Bank 401(k) Plan as of December 31, 2010 and 2009, and the changes in its net assets available for benefits for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the 2010 basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the 2010 basic financial statements taken as a whole.

The supplemental schedule H, line 4i – schedule of assets (held at end of year) that accompanies the Plan’s financial statements does not disclose the historical cost of nonparticipant directed Plan assets held by the Plan’s trustee. Disclosure of this information is required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

/s/ J.H. Cohn LLP

Roseland, New Jersey
June 29, 2011

SUN NATIONAL BANK 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS

Investments, at fair value:
Mutual funds	$11,367,066	$9,612,518
Common stocks	3,241,515	2,094,165
Investment contract in common/collective trust	1,663,835	1,700,097
Total investments	16,272,416	13,406,780

RECEIVABLES

Receivables:
Notes receivable from participants	417,355	343,257
Total receivables	417,355	343,257

Total assets	16,689,771	13,750,037

LIABILITIES

Payables:
Excess contributions payable	19,815	87,862

Total liabilities	19,815	87,862

NET ASSETS REFLECTING INVESTMENTS AT FAIR VALUE	16,669,956	13,662,175

Adjustments from fair value to contract value for interest in common/collective trust relating to fully benefit-responsive investment contracts	(31,115)	2,224

NET ASSETS AVAILABLE FOR BENEFITS	$16,638,841	$13,664,399
See notes to financial statements.

SUN NATIONAL BANK 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2010

ADDITIONS TO NET ASSETS ATTRIBUTED TO:

Investment income:
Net appreciation in fair value of investments	$1,817,258
Interest income on notes receivable from participants	17,828
Interest and dividends	173,311
Net investment income	2,008,397

Contributions:
Employer	642,724
Participant	1,986,437
Rollover	227,009
Total contributions	2,856,170

Total additions	4,864,567

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:

Distributions to participants	1,853,510
Administrative expenses	36,615
Total deductions	1,890,125

NET INCREASE	2,974,442

NET ASSETS AVAILABLE FOR BENEFITS, BEGINNING OF YEAR	13,664,399

NET ASSETS AVAILABLE FOR BENEFITS, END OF YEAR	$16,638,841
See notes to financial statements.

SUN NATIONAL BANK 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2010 AND 2009 AND FOR THE YEAR ENDED DECEMBER 31, 2010

1.	DESCRIPTION OF THE PLAN

Sun National Bank (the “Bank”) 401(k) Plan (the “Plan”) is a defined contribution plan that was initiated on January 1, 1996. The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

a.   General — The Plan is a defined contribution plan of the Bank covering all full-time employees of the Bank who have completed 90 days of service and have attained age twenty-one or older. The Board of Directors of the Bank controls and manages the operation and administration of the Plan. Fidelity Management Trust Company (“FMTC”) serves as the trustee of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

b.   Contributions — Each year, participants may contribute up to 75% of pre-tax annual compensation, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans. Participants who have attained the age 50 before the end of the Plan year are eligible to make catch-up contributions. Participants direct the investment of their contributions into various investment options offered by the Plan. The Bank matches 50 percent of the first 6 percent of base compensation that a participant contributes to the Plan. The matching Bank contribution is invested directly in Sun Bancorp, Inc. common stock. Additional profit sharing amounts may be contributed at the option of the Bank’s Board of Directors and is invested in a portfolio of investments as directed by the Bank. Contributions are subject to certain limitations.

c.    Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contribution and allocations of the Bank’s contribution and Plan earnings and charged with an allocation of expenses, if applicable. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

d.   Vesting — Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in the Bank’s matching and discretionary contribution portion of their accounts plus actual earnings thereon is based on years of continuous service as defined in the Plan. A participant is 100% vested after four years of credited service.

e.    Notes Receivable from Participants — A participant may borrow from his or her fund accounts from a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of his or her vested account balance. Loan transactions are treated as a transfer from the investment fund to the Participant Loans. The loans are secured by the balance in the participant’s account and bear interest at rates that range from 4.25% to 8.75%, commensurate with prevailing interest rates charged by persons in the business of lending money for loans under similar circumstances, as determined by the Plan administrator. Principal and interest on loans are repaid ratably through bi-weekly payroll deductions

f.     Payment of Benefits — Upon termination of service due to death, disability or retirement, a participant or a participant’s beneficiary may generally elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or in the form of installments as designated by the participant or participant’s beneficiary. On an annual basis, the Plan administrator may direct FMTC to distribute account balances of $1,000 or less in a lump sum distribution without consent from the terminated participant. For termination of service for other reasons, a participant may elect to receive the value of the vested interest in his or her account as a lump-sum distribution.

g.    Forfeited Accounts — At December 31, 2010 and 2009 forfeited nonvested accounts totaled $15,468 and $8,414, respectively.  Forfeiture of nonvested Bank contributions remains in the Plan to pay Plan administrative expenses.  During 2010, forfeited nonvested accounts were reduced by $26,492 for the payment of administrative expenses.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements of the Plan have been prepared under the accrual method of accounting.

Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. The Statements of Net Assets Available for Benefits present the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contract from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Investment Valuation and Income Recognition — Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for discussion of fair value measurements.

Interest and dividends are included in income when earned based on the term of the investments and the periods during which the investments are owned by the Plan. Purchases and sales of securities are recorded on a trade-date basis. Net appreciation includes the Plan's gains and losses on investments bought and sold as well as held during the year.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Plan management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results may differ from those estimates and assumptions.

Notes Receivable from Participants — Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon terms of the Plan document.

Payment of Benefits — Benefits are recorded when paid.

Administrative Expenses — Certain expenses of maintaining the Plan are paid by the Bank.

New Accounting Pronouncement — In September 2010, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update (“ASU”) 2010-25, Plan Accounting – Defined Contribution Pension Plans (Topic 962): Reporting Loans to Participants by Defined Contribution Pension Plans. This guidance requires: (1) that participant loans shall be measured at their unpaid principal balance plus any accrued but unpaid interest; and (2) for reporting purposes, participant loans shall be classified as notes receivable from participants.  The Plan adopted the guidance on January 1, 2010.

Reclassifications — Certain amounts in the accompanying 2009 financial statements have been reclassified to conform with the 2010 presentation.

3.	FAIR VALUE MEASUREMENTS

The Plan accounts for fair value measurement in accordance with FASB Accounting Standards Codification™ (the "Codification" or "ASC") 820, Fair Value Measurements and Disclosures. FASB ASC 820 established a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the instrument’s fair value measurement. The three levels within the fair value hierarchy are described as follows:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in inactive markets; or model-derived valuations in which all significant inputs are observable, or can be derived principally from or corroborated with observable market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The Plan measures financial assets and liabilities at fair value in accordance with FASB ASC 820. These measurements involve various valuation techniques. The following is a description of the Plan’s valuation techniques used for assets measured at fair value:

Mutual funds – Valued at the net asset value (“NAV”) of shares held in the Plan at year end. The NAV is based upon the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding.  The NAV is quoted in an active market

Common stock – Valued at the closing price reported on the active market on which the stock is traded.

Investment contract in common/collective trust – Valued based on information reported by FMTC.  The fair value is equal to the sum of the market value of all of the fund’s underlying securities, which represents the NAV of shares held by the Plan at year end. The investment in the trust is a public investment security valued using the NAV provided by FMTC. The NAV is quoted on a private market that is not active; however, the unit price is based on the underlying investments that are traded on an active market. The investment in the trust is carried at fair value based on the closing price in the active market. Unit values are determined by dividing the fund's net assets at fair value by its units outstanding at the valuation dates. The unit values of the fund were $1.00 on both December 31, 2010 and 2009, respectively.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

		Category Used for Fair Value Measurement
December 31, 2010	Total	Level 1	Level 2	Level 3
Mutual funds:
Value funds	$2,762,941	2,762,941	$-	$-
Balanced funds	5,168,080	5,168,080	-	-
Growth funds	1,366,236	1,366,236	-	-
Fixed income funds	1,753,475	1,753,475	-	-
Other funds	316,334	316,334	-	-
Total mutual funds	11,367,066	11,367,066	-	-

Common stocks:
Financial services	3,241,515	3,241,515	-	-
Total common stocks	3,241,515	3,241,515	-	-
Investment contract in common/collective trust	1,663,835		1,663,835	-
Total investments measured at fair value	$16,272,416	14,608,581	$1,663,835	$-

		Category Used for Fair Value Measurement
December 31, 2009	Total	Level 1	Level 2	Level 3
Mutual funds:
Value funds	$2,513,103	$2,513,103	$-	$-
Balanced funds	4,375,266	4,375,266	-	-
Growth funds	863,272	863,272	-	-
Fixed income funds	1,634,903	1,634,903	-	-
Other funds	225,974	225,974	-	-
Total mutual funds	9,612,518	9,612,518	-	-

Common stocks:
Financial services	2,094,165	2,094,165	-	-
Total common stocks	2,094,165	2,094,165	-	-
Investment contract in common/collective trust	1,700,097	-	1,700,097	-
Total investments measured at fair value	$13,406,780	$11,706,683	$1,700,097	$-

4.	INVESTMENTS

The following presents investments (at fair value) that represent 5% or more of the Plan’s net assets:

	December 31,
	2010		2009
	Shares	Fair Value	Shares	Fair Value
Sun Bancorp, Inc. Common Stock *	698,368	$3,241,515	558,176	$2,094,165
Victory Diversified Stock: Class A	90,010	1,405,055	93,312	1,304,504
Fidelity Advisor Equity Income Fund: Class A	52,687	1,204,962	54,510	1,115,279
Fidelity Advisor Leveraged Company Stock Fund: Class A	37,735	1,298,447	40,221	1,115,336
Fidelity Advisor Stable Value Portfolio: Class II	1,632,720	1,663,835	1,702,321	1,700,097
T. Rowe Price Growth Stock Fund: Class R	31,716	1,000,338	28,405	770,071
Fidelity Advisor Inflation-Protected Bond Fund: Class A	105,287	1,220,278	101,570	1,134,543
RS Partners A	33,719	1,115,774	33,940	877,692
Eaton Vance Balanced Fund: Class A	-	-	106,972	692,113
* Indicates nonparticipant directed investments

During 2010, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $1,817,258 as follows:

Mutual funds	$1,292,353
Common stock	524,905
$1,817,258

5.	NONPARTICIPANT-DIRECTED INVESTMENTS

A participant may direct employee contributions among available investment funds, including Sun Bancorp, Inc. common stock.  Employer contributions are made in Sun Bancorp, Inc. common stock.  A participant may elect to transfer that contribution to any investment fund.  Sun Bancorp Stock Fund is considered a nonparticipant-directed investment.  Net assets for the Sun Bancorp Stock Fund were $3,241,515 and $2,094,165, at December 31, 2010 and 2009, respectively. Information about the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

For the year ended December 31, 2010	Amount
Change in net assets:
Net appreciation in fair value of investments *	$524,905
Employer contributions	642,724
Participant contributions	202,610
Loan repayments	12,794
Fund transfers, net	(27,226)
Benefits paid to participants	(191,557)
Administrative fee	(1,080)
Loan withdrawals	(15,820)
Total change in net assets relating to nonparticipant-directed investments	$1,147,350
* Amount includes dividend income.

6.	INVESTMENT CONTRACT IN COMMON / COLLECTIVE TRUST

The Plan invests in the Fidelity Advisor Stable Value Portfolio (the “Portfolio”), a fully benefit-responsive investment fund, which is valued in the Plan at contract value. The Portfolio is an open-end commingled pool sponsored by FMTC and seeks to preserve principal investments while earning interest income.  To achieve this investment objective, the Portfolio invests in fixed-income securities and investment contracts issued by insurance companies and other financial institutions.  It is the policy of the Portfolio to use its best efforts to maintain a stable net asset value of $1.00 per unit, through investments in “wrap” contracts.

There are no reserves against contract value for credit risk of the contract issuer or otherwise.  The fair value of the investment contract at December 31, 2010 and 2009 was $1,663,835 and $1,700,097, respectively.  The crediting interest rate is based on a formula agreed upon with the issuer, but it may not be less than 0%.  Such interest rates are reviewed on a quarterly basis for resetting.

The wrap contracts limit the ability of the Portfolio to transact at contract value upon the occurrence of certain events such as: 1) the Plan’s failure to qualify under Section 401(a) or Section 401(k) of the Internal Revenue Code (the "IRC"), 2) the establishment of a defined contribution plan that  competes with the Plan for employee contributions, 3) any substantive modifications to the Portfolio or the administration of the Portfolio that is not consented to by the wrap issuer, 4) any change in law, regulation, or administrative ruling applicable to the Plan that could have a material adverse effect on the Portfolio’s cash flow, 5) any communication given to participants by the Plan sponsor or FMTC that is designed to induce or influence participants not to invest in the Portfolio or to transfer assets out of the Portfolio, and 6) any transfer of assets from the Portfolio directly to a competing investment option.

The average yield and crediting interest rates earned on the Portfolio as of September 30, 2010 and 2009 were as follows:

	2010	2009
Average yields(1):
Based on actual earnings	2.36%	2.62%
Based on interest rate credited to participants	1.39%	1.27%
(1) Rates were obtained from the Portfolio's September 30, 2010 and 2009 Annual Reports.

	Fair Value	Unfunded Commitments	Redemption Frequency (If currently eligible)	Redemption Notice Period
Investment contract in common/collective trust	$1,663,835	$-	N/A(1)	N/A(1)
 (1) No restrictions on redemption frequency (if currently eligible) and no redemption notice periods required.

7.	PARTIES-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of mutual funds managed by FMTC. FMTC is the trustee as defined by the Plan. These transactions qualify as exempt party-in-interest transactions.  Fees paid by the Plan for investment management services were included as a reduction of the return earned on each fund.  In addition, an investment fund comprised primarily of shares of common stock issued by the Bank is an available investment option. The Bank is the Plan sponsor as defined by the Plan.

8.	TERMINATION OF THE PLAN

Although it has not expressed any intent to do so, the Bank reserves the right, at any time, under the Plan to discontinue permanently or temporarily its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. The interest of the participants shall be non-forfeitable and fully vested in the event the Plan is terminated.

9.	FEDERAL INCOME TAX STATUS

The Bank has a non-standardized defined contribution 401(k) plan provided by FMTC, which was approved by the Bank’s Board of Directors in May 2005. The Plan used a prototype plan document sponsored by FMTC through September 30, 2009 and beginning on October 1, 2009, a volume submitter document, also sponsored by FMTC, was used. The volume submitter document was a mandatory restatement to comply with the requirements of the Economic Growth and Tax Relief Reconciliation Act ("EGTRRA") and did not change the underlying features of the Plan. FMTC received opinion letters from the Internal Revenue Service (the “IRS”), dated October 9, 2003 and March 31, 2008, which state that the prototype document and volume submitter document, respectively, satisfies the applicable provisions of the Internal Revenue Code (the "IRC"). The Plan itself has not received a determination letter from the IRS. However, the Plan’s management believes that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and therefore believes that the Plan is qualified and the related trust is tax-exempt. Therefore, no provision for income tax has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS.  The Plan administrator has analyzed the tax positions taken by the Plan and has concluded that as of December 31, 2010, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The Plan administrator believes the Plan is no longer subject to income tax examinations for years prior to 2007.

10.	RISKS AND UNCERTAINTIES

The Plan invests in mutual funds, common/collective trusts, and common stock. Investment securities, in general, are exposed to various risks such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

The Plan’s exposure to concentration of risk is limited by the diversification of investments across various participant-directed investment options.  Additionally, the investments within each participant-directed investment option are further diversified into varied financial instruments, with the exception of the Sun Bancorp, Inc. common stock, which principally invests in a single security.

11.	RECONCILIATIONS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 at December 31, 2010 and 2009:

December 31,	2010	2009
Net assets available for benefits per the financial statements	$16,638,841	$13,664,399
Adjustment from contract value to fair value for interest in common/collective trust relating to fully benefit-responsive investment contract	31,115	(2,224)
Excess contributions payable	19,815	87,862
Net assets available for benefits, per the Form 5500	$16,689,771	$13,750,037

For the year ended December 31, 2010, the following is a reconciliation of statement of changes in net assets available for benefits to the Form 5500:

For the year ended December 31, 2010	Amount
Increase in net assets available for benefits per the financial statements	$2,974,442
Adjustment for contract value to fair value for interest in common/collective trust relating to fully benefit-responsive wrap contracts	33,339
Excess contributions payable-December 31, 2010	(68,047)
Net gain per Form 5500	$2,939,734

******

SUN NATIONAL BANK 401(k) PLAN E.I. #22-2458313 PLAN #001 SCHEDULE H, LINE 4i—SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2010
(a)	(b)	(c)	(d)	(e)
	Identity of Issue, Borrower, Lessor or Similar Party	Description of Investment	Cost	Current Value

	INVESCO International Allocation: Class A	Mutual Fund	(1)	$95,551
	Eaton Vance Balanced A	Mutual Fund	(1)	741,962
	PIMCO Total Return Fund: Class A	Mutual Fund	(1)	468,575
	Victory Diversified Stock: Class A	Mutual Fund	(1)	1,405,055
	RS Partners A	Mutual Fund	(1)	1,115,774
	INVESCO Real Estate: Class A	Mutual Fund	(1)	316,334
	AllianceBernstein International Val: Class A	Mutual Fund	(1)	259,532
	T. Rowe Price Growth Stock Fund: Class R	Mutual Fund	(1)	1,000,338
(2)	Fidelity Advisor Leveraged Company Stock Fund: Class A	Mutual Fund	(1)	1,298,447
(2)	Fidelity Advisor Equity Income Fund: Class A	Mutual Fund	(1)	1,204,962
(2)	Fidelity Advisor Strategic Income Fund: Class A	Mutual Fund	(1)	64,622
(2)	Fidelity Advisor Small Cap Fund: Class A	Mutual Fund	(1)	309,911
(2)	Fidelity Advisor Diversified International Fund: Class A	Mutual Fund	(1)	501,736
(2)	Fidelity Advisor Inflation-Protected Bond Fund: Class A	Mutual Fund	(1)	1,220,278
(2)	Fidelity Advisor Freedom 2005 Fund: Class A	Mutual Fund	(1)	3,909
(2)	Fidelity Advisor Freedom 2010 Fund: Class A	Mutual Fund	(1)	41,172
(2)	Fidelity Advisor Freedom 2015 Fund: Class A	Mutual Fund	(1)	45,110
(2)	Fidelity Advisor Freedom 2020 Fund: Class A	Mutual Fund	(1)	89,152
(2)	Fidelity Advisor Freedom 2025 Fund: Class A	Mutual Fund	(1)	157,217
(2)	Fidelity Advisor Freedom 2030 Fund: Class A	Mutual Fund	(1)	146,780
(2)	Fidelity Advisor Freedom 2035 Fund: Class A	Mutual Fund	(1)	158,786
(2)	Fidelity Advisor Freedom 2040 Fund: Class A	Mutual Fund	(1)	195,771
(2)	Fidelity Advisor Freedom 2045 Fund: Class A	Mutual Fund	(1)	68,219
(2)	Fidelity Advisor Freedom 2050 Fund: Class A	Mutual Fund	(1)	75,000
(2)	Fidelity Advisor New Insights Fund: Class A	Mutual Fund	(1)	365,898
(2)	Fidelity Advisor Freedom Income Fund: Class A	Mutual Fund	(1)	16,975
	Total			$11,367,066
(2)	Fidelity Advisor Stable Value Portfolio: Class II	Common/Collective Trust	(1)	1,663,835
(2)	Sun Bancorp, Inc. Common Stock	Common Stock		3,241,515
(2)	Participant loans	Loans range from 4.25% to 8.75% with loan maturity dates ranging from May 4, 2011 to December 9, 2019		417,355
	Total			$16,689,771
(1) Cost is not required to be disclosed for participant-directed investments
(2) Indicates party-in-interest to the Plan

See Report of Independent Registered Public Accounting Firm.